EXHIBIT 99.1

                                  NEWS RELEASE
                                  ------------


FOR IMMEDIATE RELEASE                                             March 30, 2006

Houston, Texas - Blue Dolphin Energy Company (NASDAQ Symbol: BDCO)

BLUE DOLPHIN ENERGY COMPANY REPORTS FOURTH QUARTER AND YEAR END RESULTS

Blue Dolphin Energy Company ("Blue Dolphin") reported net income of $909,198 on revenues of $1,675,156 for the quarter ended December 31, 2005, compared to a net loss of $616,827 on revenues of $475,341 for the quarter ended December 31, 2004. Fourth quarter 2005 results improved primarily due to increased revenues from the sale of oil and gas of approximately $1,245,000.

                                       (In thousands, except per share amounts)
                                                      Quarter Ended
                                                      December 31,
                                                     -------------
                                                                  Net Change
                                            2005        2004     2005 vs 2004
                                          ---------   -------    ------------

      Revenues                            $   1,675   $   475    $      1,200
      Net income (loss)                   $     909   $  (617)   $      1,526
      Net income (loss) per common share
             Basic                        $    0.09   $ (0.09)   $       0.18
             Diluted                      $    0.09   $ (0.09)   $       0.18



For the year ended December 31, 2005, the Company reported net income of $541,386 on revenues of $4,511,183, compared to a net loss of $2,500,334 on revenues of $1,435,646 for the year ended December 31, 2004. The improvement in annual 2005 results was primarily due to increased revenues from the sale of oil and gas of approximately $2,740,000 and increased pipeline operations revenues of approximately $361,000.

                                        (In thousands, except per share amounts)
                                                      Year Ended
                                                      December 31,
                                                     -------------
                                                                  Net Change
                                            2005        2004     2005 vs 2004
                                          ---------   -------    ------------

      Revenues                            $   4,511   $ 1,436    $      3,057
      Net income (loss)                   $     541   $(2,500)   $      3,041
      Net income (loss) per common share
             Basic                        $    0.06   $ (0.37)   $       0.43
             Diluted                      $    0.06   $ (0.37)   $       0.43



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There are currently 11,140,734 shares of common stock issued and outstanding.

Blue Dolphin Energy Company is engaged in the gathering and transportation of natural gas and condensate and the development and production of oil and gas properties. Questions should be directed to Gregory W. Starks, Treasurer, at the Company's offices in Houston, Texas, 713-227-7660. For further information see our Home Page at http://www.blue-dolphin.com.

Certain of the statements included in this press release, which express a belief, expectation or intention, as well as those regarding future financial performance or results, or which are not historical facts, are "forward-looking" statements as that term is defined in the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. The words "expect", "plan", "believe", "anticipate", "project", "estimate", and similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance or events and such statements involve a number of risks, uncertainties and assumptions, including but not limited to industry conditions, prices of crude oil and natural gas, regulatory changes, general economic conditions, interest rates, competition, and other factors. Should one or more of these risks or uncertainties materialize or should the underlying assumptions prove incorrect, actual results and outcomes may differ materially from those indicated in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.